UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: July 19,  2010

(Date of earliest event reported)

INTERNATIONAL BUSINESS MACHINES
CORPORATION

(Exact name of registrant as specified in its charter)

New York	1-2360	13-0871985
(State of Incorporation)	(Commission File Number)	(IRS employer Identification No.)

ARMONK, NEW YORK	10504
(Address of principal executive offices)	(Zip Code)

914-499-1900

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.   Results of Operations and Financial Condition.

Attachment I of this Form 8-K contains the prepared remarks for IBM’s Chief Financial Officer Mark Loughridge’s second quarter earnings presentation to investors on July 19, 2010. Certain reconciliation and other information (“Non-GAAP Supplementary Materials”) for this presentation was included in Attachment II to the Form 8-K that IBM submitted on July 19, 2010, which included IBM’s press release dated July 19, 2010.  All of the information in Attachment I is hereby filed.

IBM’s web site (www.ibm.com) contains a significant amount of information about IBM, including financial and other information for investors (www.ibm.com/investor/).  IBM encourages investors to visit its various web sites from time to time, as information is updated and new information is posted.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: July 20, 2010

	By:	/s/ James J. Kavanaugh

James J. Kavanaugh
Vice President and Controller

3

ATTACHMENT I

Introduction

Thank you.  This is Patricia Murphy, Vice President of Investor Relations for IBM.  I’m here with Mark Loughridge, IBM’s Senior Vice President and Chief Financial Officer.  Thank you for joining our second quarter earnings presentation.

The prepared remarks will be available in roughly an hour, and a replay of this webcast will be posted to our Investor Relations website by this time tomorrow.

Our presentation includes certain non-GAAP financial measures, in an effort to provide additional information to investors.  All non-GAAP measures have been reconciled to their related GAAP measures in accordance with SEC rules.  You will find reconciliation charts at the end, and in the Form 8-K submitted to the SEC.

Let me remind you that certain comments made in this presentation may be characterized as forward looking under the Private Securities Litigation Reform Act of 1995.  Those statements involve a number of factors that could cause actual results to differ materially.  Additional information concerning these factors is contained in the company’s filings with the SEC.  Copies are available from the SEC, from the IBM web site, or from us in Investor Relations.

Now, I’ll turn the call over to Mark Loughridge.

2Q 2010 Financial Highlights

Thank you for joining us today.  This quarter, we continued the trend of improving business performance increasing constant currency revenue growth, expanding margin, and once again delivering double-digit earnings per share growth.

We’ve now grown EPS in each of the last 30 quarters and since the beginning of our 2010 roadmap we’ve grown EPS at a double-digit rate in 12 of the last 14 quarters.

Our revenue growth of 2 percent was 2 points better than our constant currency performance in the first quarter, and 7 points better than our fourth quarter growth rate.  Our revenue growth would’ve been about a point higher adjusting for the divested PLM business.  So, on this basis, the improvement was broad based across all segments and all geographies including Europe.

Our performance is driven by the investments we’ve been making to capture growth opportunities and to deliver value to our clients.  We’ve been investing heavily to build out the infrastructures in the emerging countries.  This quarter our growth markets were up 14 percent or 9 percent at constant currency led by the BRIC countries which were up sixteen percent at constant currency.  Our performance in the growth markets has consistently outpaced the major markets.  And as a result, for the first half of this year, our business in the growth markets is now as large as our Eurozone business for the first time.

We’ve been investing to extend our technology leadership.  Earlier this year we introduced Power7 technology to our mid-range UNIX servers and this quarter the midrange grew 11 percent, which resulted in 4 points of share gain in Power Systems.  In the third quarter, we’ll have Power7 across our entire UNIX product line, and will introduce and ship our next generation mainframe solution.

We’ve been investing in key growth areas such as business analytics.  Our business analytics revenue was up 14 percent which contributed to strong performance in both Software and Global Business Services.  Global Business Services revenue growth improved to 3 percent, and Software key branded middleware was up 10 percent at constant currency and we took share again this quarter in software.

We’ve been investing in acquisitions to build our skills and technology in support of our growth initiatives.  In the first half, we have closed 6 acquisitions and announced another 3 for a total of about $3 billion.  These acquisitions add to our capabilities in areas such as industry solutions for Smarter Planet initiatives, and business analytics, and cloud computing.

And this quarter we also continued to improve our profit profile, expanding pre-tax margin by a point, and growing earnings per share by 13 percent to $2.61.  And remember, we’ve delivered this profit performance compared to a strong second quarter of 2009, where we expanded pre-tax margin by over 4 points and grew EPS by 18 percent.

So now based on our first half performance and our view of the second half, we are increasing our expectations for the full year 2010 to at least $11.25 of earnings per share.  That’s up from our view in April and up 25 cents from January.

Now let’s turn to the financial results for the quarter, with a quick walk down the P&L.

Financial Summary

We delivered $23.7 billion of revenue; that’s up 2 percent as reported and at constant currency. We completed the sale of the software PLM operations at the end of the first quarter.  This divestiture impacted IBM’s revenue growth by about a point and our software growth by about 4 points.

This quarter we dealt with the sharp strengthening of the dollar vs. the Euro. Currency provided 40 basis points of revenue growth as compared to the 200 to 300 basis points projected based on mid-April spot rates.  So that’s a 2 to 3 point impact to our revenue growth.  So the currency movements since April impacted second quarter revenue by about $500 million.  And if you consider the currency movements since mid-January, second quarter revenue was impacted by $1 billion.

We expanded gross margin driven by better margins in Global Business Services and Software.  Our expense was down 1 percent year to year.  Our operational expense performance was 5 points better, mitigated by impacts from currency and acquisitions.  We increased pre-tax income by 7 percent, and pre-tax margin was up a point to 19.3 percent. Our tax rate was down just over a point year-to-year to 26 percent in line with first quarter and our expected range for the full year.  Net income improved 9 percent, and margin expanded nearly a point to 14.3 percent.  And finally, our ongoing share repurchase activity drove a 3 percent reduction in our share count.

So bottom line, we delivered $2.61 of earnings per shar, up 13 percent from a year ago. And while it’s certainly more difficult to measure the currency contribution to the bottom line due to the impact of pricing and sourcing actions, we estimate that currency, including hedging activity, impacted earnings growth by 10 or 11 cents per share.

So it’s important to note that we achieved this 13 percent growth off of strong profit performance in second quarter 2009, and in the face of a significant currency headwind.  I’ll address that in more detail in a few minutes.

Now I’ll turn to the revenue details starting with a geographic view.

Revenue by Geography

In discussing the geo results, as always, I’ll focus my comments on constant currency.

After substantial improvement in the year-to-year growth rates from fourth quarter to first, we again had an improving trend in year-to-year revenue growth from the first to the second quarter across our geographies, with the Americas and Asia Pacific each better by 2 points and Europe better by a point.

The major markets also improved a point with the best growth again coming from the UK, which was up a very strong 11 percent. And the US returned to growth for the first time in 7 quarters.

Our growth markets grew 9 percent, outpacing the majors by 9 points.  In the BRIC countries, which represent over one-third of the growth markets, revenue grew 16 percent, with double-digit growth in each of the 4 countries.  Our strong performance extended beyond the BRICs. In fact we had double-digit growth in over 35 countries this quarter, up from 30 in the first quarter.

Our ongoing investments have positioned us to capture the fast growing opportunity in these markets and we’ve been rapidly expanding our base of business.  As I mentioned earlier, our growth markets business is now as large as our Eurozone business, and at this pace we’d expect our growth markets to be larger by the end of the year.

Revenue by Segment

Turning to revenue by segment, our services business returned to revenue growth at constant currency, led by an 8 point improvement in Global Business Services’ growth rate compared to the first quarter.

Our software performance was excellent with key branded middleware up 10 percent at constant currency, and total Software up 6 percent excluding the divested PLM business.

We are capturing growth in key areas like business analytics, storage management and business integration.  This quarter our Systems and Technology business delivered mid-single-digit growth as expected and we gained or held share in every brand.

So on this basis, similar to the geo performance, we had improvement versus the first quarter growth rate in all segments at constant currency.

Expense Summary

Turning to expense, our Total Expense and Other Income was down 1 percent.  With a 2 percent increase in revenue, our expense-to-revenue ratio improved nine-tenths of a point year to year.  The expense decline was driven by operational expense improvement of 5 points year to year.  But this improvement was mitigated by currency, which impacted expense growth by 2 points, and acquisitions for another 2 points.

We’ve had an ongoing focus on increasing efficiency and driving productivity across the enterprise.  This is our eighth consecutive quarter of operational expense improvement.  Some of the savings from our productivity initiatives goes to the bottom line, and some is reinvested back in the business.  As an example, this quarter, while overall SG&A was down 4 percent excluding currency and acquisitions, SG&A in the growth markets was up 10 percent.  This is consistent with our investment profile over the last two years, where our operational SG&A spend for the growth markets was 10 or more points higher than the majors.

I want to mention just a couple of items that had significant year-to-year impacts to our profit this quarter.  This quarter our workforce rebalancing charges were less than $20 million, down about $50 million from the second quarter of last year.

When you look at the year-to-year benefit in Other Income and Expense remember that last year we had a charge of almost $120 million related to an investment in a joint venture.

Other Income also contains a significant portion of the impact from our hedge of cash flow programs.  As you know, we hedge our major cross-border cash flows to mitigate the currency volatility in global cash planning.  While our hedging programs generated a gain this quarter, it wasn’t as large as the gain last year.  The result is a year-to-year impact to profit of over $130 million, which is roughly 70 percent in expense, and 30 percent in Cost of Goods sold.

This $130 million hedging impact is about 7 cents per share year to year.  We also estimate that we had a translation impact to our earnings growth of about 3 cents, so the total impact to the bottom line from currency is estimated at 10 or 11 cents overall.

So now let’s turn to our segment pre-tax margins.

Margins by Segment

Our improving business mix and productivity initiatives have yielded consistent improvement in our margin over time.  This quarter Software and Global Business Services had great margin performance each up over a point.  Our Systems and Technology margins declined, due to mix of business and a higher level of investment to support our new product introductions this year.

Now let’s turn to the segments starting with Services.

Services Segments

The two services segments returned to growth at constant currency this quarter, delivering $13.7 billion in revenue, up 2 percent year to year as reported and up 1 percent at constant currency. This revenue performance was largely driven by Global Business Services which improved its year-to-year growth rate by 8 points sequentially.

Total Signings were flat sequentially at $12.3 billion, down 12 percent year to year with Global Business Services signings up 2 percent at constant currency.  Backlog remains steady at $129 billion, up $1 billion adjusted for currency.

The biggest driver of the signings decline was Outsourcing, down 19 percent.  Based on an assessment of our larger outsourcing contracts, we had a significant decline in contract extensions as a number of large deals rolled out of the quarter.  Contract extensions have little to no benefit to near term revenue.  In contrast, we had good growth in new business signings which have a more immediate contribution to revenue.

When you look at the revenue that will be generated from these outsourcing signings we will actually get more revenue over the next 12 months from this quarter’s outsourcing signings of $6.5 billion than we did from last year’s second quarter signings of $8 billion.  So the strength of new business signings in Outsourcing contributes to an improving revenue trend for the rest of the year, and shows why it’s important not to put too much emphasis on just the absolute signings number.

Moving to Transactional signings, which include Integrated Technology Services, Consulting, and AMS Systems Integration signings, were down 3 percent, again, an improvement from first quarter at constant currency.  You can see improving performance in Transactional signings over the past several quarters in our supplemental charts.  It shows a positive trend and good momentum as we move into the third quarter.

This quarter ITS growth improved from first quarter rates at constant currency, and AMS grew.  In Consulting, signings were up 17 percent in North America, and up in total for the first half, although total Consulting was down in the quarter as a number of deals rolled out of the quarter.

Overall, we signed 15 deals greater than $100 million. And as I said, total services backlog at the end of the quarter was $129 billion, up $1 billion adjusting for currency though down $2 billion at actual rates, and we had another quarter with very low backlog erosion.  Now I’ll go to the key drivers of performance in the two services segments.

In Global Technology Services revenue was $9.2 billion, up 1 percent year to year as reported and flat at constant currency. GTS Outsourcing revenue was up 2 percent in the quarter and Integrated Technology Services revenue was down 2 percent. We had good performance in the growth markets with revenue up over 8 percent at constant currency in each of these businesses.

Global Technology Services pre-tax income was up slightly in the quarter with margin at 14.9 percent.  With the benefit of the first quarter rebalancing activity coming in the second half of the year and a positive revenue growth trend we expect to expand margin in the second half.

Turning to Global Business Services, revenue was up 3 percent both as reported and at constant currency.  We saw improved performance in many areas of the business, as we grew revenue in both the major markets and the growth markets, in all sectors with the exception of communications sector, and in both Consulting and AMS where we had particular strength in North America with combined revenue up 8 percent at constant currency. From an offering perspective we had double-digit growth in both business analytics and Smarter Planet.

Global Business Services pre-tax profit was up 12 percent year to year with margin expanding 1.3 points to 14.6 percent.  This expansion was driven by higher utilization and benefits from the continued implementation of our globally integrated capabilities.  At the same time, we are continuing to add to our skills base and invest for future growth.

To wrap up Services we saw a number of positive signs and improving trends in the quarter.  We had improvement in the revenue growth rate sequentially with a return to growth at constant currency for total services.  GBS revenue was up 3 percent with 8 points of improvement in the growth rate.  We had good recovery in AMS signings.  We had very good new customer signings in outsourcing.  Backlog was up $1 billion year to year with a low level of erosion, and we have a good pipeline of deals going into third quarter.

With this level of performance the total Services revenue growth rate should improve in the second half. This improvement will be led by GBS with its higher transactional content.  And with the benefits of the first quarter resource rebalancing, we expect to see margin expansion in the second half as well.

Software Segment

Software had another strong quarter of revenue performance with revenue of $5.3 billion.  That’s up 2 percent year to year or 6 percent adjusting for the divestiture of PLM, which is a more appropriate view of our ongoing business.

Key Branded Middleware grew 9 percent at actual rates and 10 percent at constant currency and gained share for the eleventh straight quarter as we continue to solidify our lead in the middleware market. The share gain was broad based across WebSphere, Information Management, Tivoli, and Rational.

Key Branded Middleware accounted for 62 percent of our total software revenue, up 4 points from this time last year.  Both the WebSphere and Tivoli brands grew at double digits year to year and we had strong performance in the Business Analytics product set.

Segment pre-tax income was $2 billion, up 7 percent year to year, and pre-tax margin improved 1.3 points to 33 percent.  This is the eleventh consecutive quarter of margin expansion in the software segment.

Now, let me take you through the brands.  WebSphere had another excellent quarter growing 17 percent and gained share in all segments with strong performance across the portfolio.  Application Servers, which provide customers with secure and resilient infrastructure for mission-critical business applications, grew 32 percent.  Business Integration software, which includes our ILOG and Lombardi acquisitions, grew 12 percent.

Information Management also had a strong quarter growing 7 percent. Information Management software offerings provide the foundation for IBM’s Business Analytics and Optimization offerings.

Tivoli had another terrific quarter in all 3 market segments, and grew 18 percent in total.  Enterprise Asset Management within the systems management portfolio grew double digits.  This continues to be a critical component of IBM’s Smarter Planet solutions.  In Security software we had strength across the portfolio and in all geographies.  Our Tivoli storage products also continue to perform very well, growing double digits and gaining share.  As an example, XIV software, which provides ease of use and lower total cost of ownership, more than doubled.  And Tivoli Storage Manager grew 10 percent this quarter, driven by its market leading data reduction capabilities and related cost benefits.

The breadth and diversity of our software portfolio, combined with strategic investments in high growth areas have enabled us to achieve consistently strong results in the software segment.  We expect to deliver similar levels of revenue performance in the third quarter.

Systems and Technology Segment

Systems and Technology revenue was $4 billion, up 3 percent year to year or 4 percent at constant currency. Revenue was driven by continued growth in System x, Storage, Retail Stores and Microelectronics.

We had strong performance in the growth markets.  BRIC countries grew 20 percent year to year with growth in all brands, and we expect the strength in growth markets to continue in the second half.

Gross profit margin was down 1 point driven by mix.

In the third quarter we will announce new high end servers.  Both the System z and high-end Power servers will be refreshed with availability in the middle of September.

Now, let me take you through more details on the brands.  Power Systems revenue declined 10 percent year to year. Our new Power7 products drove mid-range growth of 11 percent, and Power blade growth of over 65 percent.  This performance drove our ninth consecutive quarter of share gains.

In second quarter we had 225 competitive UNIX displacements of which almost two-thirds were from Sun.  This resulted in $225 million of business and nearly 4 points of share gain.  This is a sequential increase of over $75 million from the first quarter where we gained over seven points of share. We have now won 620 deals from Sun totaling nearly $650 million over the last 6 quarters. The win rate has been increasing and we expect these take-outs to continue throughout the second half.

This quarter we will announce our Power7 entry and high-end systems with availability in September.  Our high-end systems will scale up to 256 cores and are capable of running 1,000 virtual images, which is 4 times more than our current high-end Power6 processors.  Additionally, the energy efficiency of these new high end systems will be five to seven times more efficient than the latest UNIX systems from both Sun and HP.

Storage revenue grew 5 percent year to year.  Disk revenue grew 12 percent, or 14 percent at constant currency, driven by continued strength in high-end offerings, XIV and DS8000.  XIV added more than 130 new customers to the platform in the second quarter, and revenue more than doubled year to year.

System x revenue grew 30 percent year to year led by our high volume offerings and System x blades.  X blades grew 16 percent year to year.  The high end of System x was up 17 percent and gained share.  This high-end performance, combined with the growth in blades and improvements in end-to-end operational efficiencies, contributed to improved gross profit margin performance in System x.

System z revenue declined 24 percent year to year.  This week IBM will announce the next generation of System z, the fastest and most scalable enterprise server in the industry.  This server provides 40 percent more performance on a mix of workloads than the equivalent z10.  Some workloads can achieve greater performance improvements such as Linux which has 60 percent better performance and 35 percent lower cost.  This announcement is the foundation for IBM’s first System of Systems, which provides the capability to manage 10 times the virtual machines of VMWare by extending mainframe governance to our other industry leading technologies.

Microelectronics OEM revenue was up 23 percent year to year.  Both our 300 millimeter and 200 millimeter fabs are fully utilized.

Systems and Technology continued its revenue growth this quarter with strong performance in disk storage, System x, Microelectronics, and Retail Store Solutions.  And with the introduction of new high-end systems in third quarter, I expect this growth rate to improve in the third and the fourth quarters, and to deliver double-digit pre-tax income growth for the second half of the year.

Cash Flow

Turning to cash flow, we generated $3 billion of free cash flow in the quarter which was down $400 million year to year driven by higher capital investments of $100 million in support of hardware product announcements as well as a prior year foreign tax refund of $360 million.

In the first half, our free cash flow of $4.4 billion was flat year to year.  We had strong operating performance driven by higher net income of $600 million, and sales cycle working capital improvements of $350 million year to year.

This was offset by higher capital investments for new hardware products and semiconductor technology and a year-to-year impact of over $700 million for unique one-time tax refunds as previously disclosed.  Excluding these unique tax refunds, free cash flow would have been up $700 million.

Looking at the uses of cash in the first half, we spent a billion dollars for 6 acquisitions in support of our growth strategy.  The largest of these were National Interest Security (NISC), Initiate Systems, Lombardi and Cast Iron Systems.

In addition, we returned almost $10 billion to the shareholders in the first half.  $8.1 billion was in the form of share repurchases and we have about $6 billion remaining from our last board authorization.  We took our dividend up 18 percent in April, and paid out $1.6 billion in dividends.  This is the fifteenth consecutive year that we raised our dividend, and we’ve more than tripled our dividend over the last 5 years.

Now, let’s turn to the balance sheet where we see the impact of our cash performance.

Balance Sheet

We ended the quarter with a cash balance of $12.2 billion, more than two-thirds of which was in the US. Our collections remain strong.

Total debt was $26.7 billion.  Twenty-one million dollars of debt was in support of our financing business, which is leveraged at 7.1 to 1.  Five point five billion dollars was non-financing debt that was down from $6.6 billion a year ago.

Non-financing debt-to-cap was 23 percent, up from 16 percent in December and down from 35 percent a year ago.  With this level of leverage, we continue to have a high degree of financial flexibility.

The Balance sheet remains strong and positioned to support the business over the long term.

EPS Bridge — 2Q09 to 2Q10

I’ll start to wrap up with a brief discussion of the drivers of our earnings per share performance.  This quarter all categories positively contributed to our earnings growth.  Our revenue growth, at constant mix and margin, contributed a nickel.  The largest contributor was operating leverage driven by gross margin expansion, improving expense productivity, and a year-to-year improvement in the tax rate.  And a 3 percent reduction in share count contributed 8 cents.

So once again, our growth was delivered through a combination of revenue growth, margin expansion, and an effective use of cash.  And, while it’s not uniquely identified in the bridge, we overcame a currency headwind of 10 to 11 cents on our way to 13 percent earnings per share growth.

2Q 2010 Summary

Now for the last several years, we have consistently delivered strong earnings growth.  Since early 2007 when we first introduced our 2010 roadmap, we’ve delivered double-digit EPS growth each year and in 12 of the last 14 quarters.  Compared to the Dow, IBM is the only company to have positive year-to-year growth in each of the last 14 quarters.

In each of these periods, which spanned a variety of economic environments, we faced unique opportunities and challenges. There are many dimensions of IBM’s business model from business mix, to global scale and structure, to financial strength and flexibility that have allowed us to overcome challenges and capitalize on opportunities while we consistently deliver.

This quarter, we dealt with a significant currency headwind caused by the sharp strengthening of the dollar and still delivered 13 percent earnings per share growth, against a very strong second quarter of last year which had 18 percent EPS growth.

So while some companies will show growth this quarter as they recover from their losses in the recession, IBM is building on our strong performance over the last 8 years.

We continued our steady improvement in the business in both revenue growth and margin expansion.  And we used our strong profit and cash position to invest and expand our base of opportunity while returning capital to our shareholders through dividends and share buyback.

Looking forward to the second half, we’ll have exciting new product introductions with our new mainframe System of Systems, and Power7 technology across our Power Systems product line. We’ll continue to leverage investments in our growth initiatives: Smarter Planet, business analytics, and growth markets.  We’ll integrate the acquisitions announced this quarter. We’ll yield the benefits from our first quarter workforce rebalancing actions.  And we’ll continue to drive efficiencies and increase productivity.  All while continuing to invest in innovation throughout the business.  All of this supports our expectation of at least $11.25 of earnings per share for the year.

Now Patricia and I will take your questions.

Closing

Thank you, Mark.  Before we begin the Q&A I’d like to remind you of a couple of items.

First, we have supplemental charts at the end of the deck that complement our prepared remarks.

Second, I’d ask you to refrain from multi-part questions.

When we conclude the Q&A, I’ll turn the call back to Mark for final comments.

Operator, please open it up for questions.